SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Exobox Technologies Corp.
(Exact name of registrant as specified in its charter)

Nevada	88-0456274
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

3315 Marquart St., Suite 205	Norman D. Smith
Houston, Texas 77027	President and Chief Executive Officer
(Address of principal executive offices)	3315 Marquart St., Suite 205
Houston, Texas 77027
(Name and address of agent for service)

(713) 877-1516
(Telephone number, including area code of agent for service)

2010 Stock Option Plan
 (Full title of the Plan)

With a Copy to:
Kristin Galik
Law Offices of Kristin Galik
1200 Smith Street, Suite 1600
Houston, Texas 77002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock, $.001 par value	50,000,000	$.007	$350,000.00	$50.00

(1) Pursuant to Rule 457(h) under the Securities Act of 1933, as amended, the registration fee was computed on the basis of the market value of the shares of Common Stock to be registered hereby estimated in accordance with Rule 457(c), solely for the purpose of computing the registration fee, on the basis of the average of the high and low sales prices per share of Common Stock of the Registrant on July 9, 2010.

PART I

The documents containing the information specified in this Part I will be sent or given to participants in the 2010 Stock Option  Plan (the “Plan”) as specified by Rule 428(b)(1). Pursuant to the instructions for Form S-8, such documents need not be filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended. See Rule 428(a)(1).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which previously have been filed by the Registrant with the Commission, are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s latest Annual Report on Form 10-K for the fiscal year ended July 31, 2009;
(b)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (i) above;

(c)
The Registrant’s Amended and Restated Articles of Incorporation contained in its Registration Statement on Form 10-SB12G filed on or about December 21, 2005, including any amendment or report filed, for the purpose of updating such description;

(d)
The Registrant’s By-laws contained in its Registration Statement on Form 10-SB12G filed on or about December 21, 2005, including any amendment or report filed, for the purpose of updating such description; and

(e)
The description of Registrant’s Common Stock contained in its Registration Statement on Form 10-SB12G filed on or about December 21, 2005, including any amendment or report filed, for the purpose of updating such description.

All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4: Description of Securities

Not Applicable

Item 5: Interests of Named Experts and Counsel.

None

Item 6: Indemnification of Directors and Officers.

Under the Nevada Corporation Law, a corporation has the power to indemnify any person who is made a party to any civil, criminal, administrative or investigative proceeding, other than an action by or in the right of the corporation, by reason of the fact that such person was a director, officer, employee or agent of the corporation, against expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement of any such actions; provided, however, in any criminal proceeding, the indemnified person shall have had no reason to believe the conduct was committed was unlawful.

In addition, the Registrant’s by-laws provide that the Registrant will indemnify the directors and officers from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by any director or officer arising out of his capacity as a director or officer of the Registrant to the maximum extent provided by applicable law.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8: Exhibits

The following documents are filed as Exhibits to this Registration Statement:

Exhibit Number	Exhibit Description

4.1	2010 Stock Option Plan

5.1	Opinion of Law Office of Kristin Galik as to the authorization and issuance of the shares being registered.

24.1	Consent of Law Office of Kristin Galik (included in Exhibit 5.1)

24.2	Consent of MaloneBailey, LLP. (independent auditors)

Item 9: Undertakings

The undersigned registrant hereby undertakes:

(a)
to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution no previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration be means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

THE REGISTRANT: Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 9th day of July, 2010.

EXOBOX TECHNOLOGIES, CORP.

By: /s/ Norman D. Smith
      Norman D. Smith, Chief Executive Officer
      Principal Executive Officer

By: /s/ Michael G. Wirtz
      Michael G. Wirtz
      Principal Accounting Officer and Principal Financial Officer

By: /s/Michael S. Studdard
      Michael S. Studdard, Chairman of the Board

THE PLAN: Pursuant to the requirements of the Securities Act of 1933, the Board of Directors who administer the 2010 Stock Option Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 9th day of July, 2010.

By: /s/Michael S. Studdard
      Michael S. Studdard, Chairman of the Board